Exhibit 10.19
AMENDMENT TO TELETECH HOLDINGS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
     AMENDMENT (this “Amendment”), dated as of September 17, 2008, by and among Kenneth D. Tuchman (“Optionee”) and TeleTech Holdings Inc., a Delaware corporation (“TeleTech”).
WITNESSETH:
     WHEREAS, Optionee and TeleTech are parties to that certain TeleTech Holdings, Inc. Non-Qualified Stock Option Agreement, dated as of October 1, 2001 (the “Agreement”), pursuant to which Optionee received non-qualified options to purchase 420,000 shares of TeleTech’s common stock at an exercise price of US$6.98 per share (the “2001 Stock Options”);
     WHEREAS, as disclosed in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 20, 2008 and in conjunction with TeleTech’s review of historical equity-based compensation practices (the “Review”), Optionee volunteered to forego any benefits that Optionee may have derived from TeleTech’s issuance of any stock options were mistakenly issued with an exercise price that was below the fair market value of the Company’s common stock on the appropriate accounting measurement date;
     WHEREAS, upon completion of the Review, Optionee has offered to increase the exercise price of such 2001 Stock Options from US$6.98 per share to US$7.95 per share, the fair market value of TeleTech’s common stock on the appropriate accounting measurement date (October 29, 2001); and
     WHEREAS, the members of TeleTech’s Compensation Committee have accepted Optionee’s offer to increase the exercise price of such 2001 Stock Options and has authorized the Senior Vice President and Interim Chief Financial Officer to execute this Amendment on behalf of TeleTech.
     NOW, THEREFORE BE IT RESOLVED, in consideration of the premises and mutual covenants contained herein, the parties hereto agree to amend the first sentence of Section 1 of the Agreement as follows:
     1. Grant of Option. Subject to the terms and conditions of the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan as amended (the “Plan”), a copy of which is attached hereto and incorporated herein by this reference, TeleTech grants to Optionee an option (the “Option”) to purchase 420,000 shares (the “Shares”) of TeleTech’s common stock, $.01 par value (the “Common Stock”), at a price equal to US$7.95 per share (the “Option Price”).
     FURTHER RESOLVED, that all other terms of the 2001 Stock Options, including the vesting schedule, shall remain the same as those specified in the Agreement; and

     FURTHER RESOLVED, this Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

TELETECH HOLDINGS, INC.
By:	/s/ John R. Troka, Jr.
	Name:	John R. Troka, Jr.
	Title:	Senior Vice President and Interim Chief Financial Officer

OPTIONEE
By:	/s/ Kenneth D. Tuchman
	Name:	Kenneth D. Tuchman

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